Exhibit 23.2

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ply Gem Holdings, Inc:

The audits referred to in our report dated March 30, 2009, included the related financial statement schedule  for the year ended December 31, 2008, included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report dated March 30, 2009, with respect to the consolidated financial statements of Ply Gem Holdings, Inc. and subsidiaries for the year ended December 31, 2008, included herein and to the reference to our firm under the heading “Experts” and “Selected Historical Consolidated Financial Information” in the prospectus.

Our report refers to a change in the Company’s method of accounting for a portion of its inventory in 2008 from the last-in, first-out (LIFO) method to the first in, first out (FIFO) method.

/s/ KPMG LLP

Raleigh, North Carolina
June 17, 2011